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Exhibit 99.1

[LOGO] 3 TEC
       ENERGY CORPORATION

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                           P R E S S   R E L E A S E
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FOR IMMEDIATE RELEASE                       For further information contact:
                                            Shane Bayless
                                            713.821.7160
                                            sbayless@3tecenergy.com


                3TEC Energy Announces Stock Repurchase Program


Houston, Texas, September 20, 2001... 3TEC Energy Corporation ("3TEC") (NASDAQ:
TTEN) announced today that its Board of Directors has authorized the company to repurchase up to 1.5 million shares of 3TEC common stock, which is approximately 10% of the company's currently outstanding common stock. Purchases will be made on a discretionary basis in the open market or otherwise at times and amounts as determined by management subject to market conditions, applicable legal requirements and other factors.

3TEC Energy Corporation is engaged in the acquisition, development, production and exploration of oil and natural gas, with properties geographically concentrated in East and South Texas and the Gulf Coast region.

The information contained in this press release may contain projections, estimates and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Although the Company believes that its expectations are based on reasonable assumptions, it can give no assurance that its goals will be achieved. Important factors that could cause actual results to differ materially from those included in the forward-looking statements include the timing and extent of changes in commodity prices for oil and gas, environmental risks, drilling, producing and operating risks, including the risk that significant properties do not achieve projected results, risks related to exploration and development including risks relating to the lack of economic drilling prospects, the inability of the Company to achieve expected efficiencies in controlling expenses, uncertainties about the estimates of reserves, government regulation, competition and the ability of the Company to meet its stated business